Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

E2open, Inc.:

We consent to the use of our report dated May 3, 2012, except as to the caption “Change in Accounting Principle” in note 2 and note 16, which are as of June 29, 2012, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

June 29, 2012